Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated March 3, 2021, with respect to the consolidated financial statements and internal control over financial reporting included in the Annual Report of Sterling Construction Company, Inc. on Form 10-K for the year ended December 31, 2020. We consent to the incorporation by reference of said reports in the Registration Statement of Sterling Construction Company, Inc. on Form S-3 (File No. 333-238001, effective May 15, 2020) and Forms S-8 (File No. 333-231295, effective May 8, 2019, and File No. 333-224735, effective May 8, 2018).

/s/ GRANT THORNTON LLP

Houston, Texas
March 3, 2021